SCHEDULE 14C INFORMATION
                Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

                                Amendment No. 1

      Check the appropriate box:

      [X]   Preliminary Information Statement

      [_] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

      [_]   Definitive Information Statement


                      Secured Diversified Investment, Ltd.
                (Name of Registrant As Specified In Its Charter)

      Payment of Filing Fee (Check the appropriate box):

      [x]   No fee required.

      [_] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

      1)    Title of each class of securities to which transaction applies:

      2)    Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      4)    Proposed maximum aggregate value of transaction:

      5)    Total fee paid:

      [_]   Fee paid previously with preliminary materials.

      [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:

      2)    Form, Schedule or Registration Statement No.:

      3)    Filing Party:

      4)    Date Filed:

The Company intends to release copies of this Information Statement to shareholders on or about September 6, 2004.

              [Letterhead of Secured Diversified Investment, Ltd.]

                                             September 6, 2004

Dear Stockholder:

      The attached Information Statement discussed changes to the conversion rights of the Series B Preferred Stock. These changes permit the Directors of Secured Diversified Investment, Ltd. to offer conversion rights prior to the end of the existing two-year prohibition on conversion. The Board of Directors and a majority of the shareholders of Common Stock, Series A Preferred Stock and Series B Preferred Stock have approved the changes. The Information Statement explains the reasons for such changes and the effects on both the Company and its shareholders.

      The primary reason for the change is to permit the Company to take advantage of a recent opportunity to sell shares of Common Stock. The Company was invited to sell and exchange shares of its Common Stock for unrestricted shares of an investment company in London, England to be listed on the London Stock Exchange. The investment company agreed to purchase up to 10% of the outstanding shares of Common Stock. Management believes that this opportunity to acquire free trading shares of an investment company would be beneficial both to our balance sheet (by increasing our assets and making additional cash available) and to the market for our Common Stock (by increasing public awareness of our Company). In order to increase the number of shares we may acquire, we have decided to offer to holders of Series B Preferred Stock the opportunity to convert into Common Stock immediately.

      If all holders of Series B Preferred Stock convert into shares of Common Stock, we will be permitted to issue and sell more shares of Common Stock to the investment company. We believe this will assist us to finance operations and to increase our ability to acquire new properties.

      We are excited about the continuing growth and improvement of the Company's business. We hope you share our optimism.




                    Very truly yours,



                    SECURED DIVERSIFIED INVESTMENT, LTD.



                    By:
                       -----------------------------------
                       Clifford L. Strand
                       President
Encl.

                        SECURED DIVERSIFIED INVESTMENT, LTD.


                                   ----------

                    INFORMATION STATEMENT IN CONNECTION WITH
                        WRITTEN CONSENT OF SHAREHOLDERS

                                   ----------

            WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                             NOT TO SEND US A PROXY

                               September 6, 2004


      A written consent of Shareholders of Secured Diversified Investment, Ltd., a Nevada corporation (the "Company"), has been obtained from the holders of a majority of the outstanding shares of Common Stock and Series B Preferred Stock. Such consent amends the terms of the Series B Preferred Stock to permit the Board of Directors of the Company to permit conversion of the Series B Preferred Stock into Common Stock prior to the expiration of the two-year prohibition on conversion.

      Pursuant to Section 78.350 of the Nevada Revised Statutes, the close of business on August 19, 2004, the day the Board of Directors approved the amendment to the Certificate of Designation, was the record date for determination of (1) the number of shares of Common Stock and Series B Preferred Stock outstanding and (2) the shareholders who shall receive notice of action taken by written consent of the holders of the majority of the outstanding Common Stock and Series B Preferred Stock of the Company.

      As of the record date, the Company had outstanding 8,684,523 shares of Common Stock, par value $.001 per share, of which the holders of 5,300,419 shares, constituting at least 61.03% had executed consents to the amendment to the Certificate of Designation. As of the record date, the Company had 7,218,692 shares of Series A Preferred Stock outstanding, of which the holders of 3,631,906 shares, constituting approximately 50.3%, had executed consents to the amendment of the Certificate of Designation. As of the record date, the Company had 6,000,340 shares of Series B Preferred Stock outstanding, of which the holders of at least 3,131,011 shares, constituting approximately 52.18%, had executed consents to the amendment of the Certificate of Designation. All 250,000 shares of Series C Preferred Stock also consented to the amendment.

      The amendment to the Certificate of Designation is expected to become effective on or about September 26, 2004.





                         By Order of the Board of Directors


                           Clifford L. Strand, President

                      SECURED DIVERSIFIED INVESTMENT, LTD.
                               5030 Campus Drive
                        Newport Beach, California 92660

This Information Statement is being mailed to shareholders on or about September 6, 2004.

                                   ----------

                             INFORMATION STATEMENT

                                   ----------

      This statement is furnished to notify shareholders of the receipt by the Board of Directors of Secured Diversified Investment, Ltd., a Nevada corporation (the "Company"), of written consents in lieu of a Special Meeting of Shareholders of the Company to the matters described herein from the holders of a majority of the outstanding shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock of the Company.

Consent Procedure

      Section 2.11 of the By-Laws of the Company (the "By-Laws") and Section
78.320 of the Nevada Revised Statutes ("NRS") provide that, unless a different vote is set forth, the holders of a majority of the voting power may act by written consent and that notice of the action shall be sent to all shareholders of the Company. Pursuant to these provisions, the holders of a majority of the voting power of the Company's shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock may therefore act in writing to consent to an amendment to the Certificate of Designation changing the conversion rights of the Series B Preferred Stock. Shares of Series C Preferred Stock are non-voting and have no rights or preferences senior to those of Series B Preferred Stock.

      Shareholders of record at the close of business on August 19, 2004 were counted for the purpose of determining what number of shares constituting a majority and the names and addresses of those shareholders who should receive notice of the consent. On that date, the only shares of Company stock outstanding were:

      (a) 8,684,523 shares of Common Stock, par value $.001 per share ("Common Stock"), each of which was entitled to one vote;

      (b) 7,218,692 shares of Series A Convertible Preferred Stock, par value $0.01 per share ("Series A Preferred Stock"), each entitled to one vote per share;

      (c) 6,000,340 shares of Series B Convertible Preferred Stock, par value $0.01 per share ("Series B Preferred Stock"), which are non-voting, except as required by law; and

      (d) 250,000 shares of Series C Convertible Preferred Stock, par value $0.01 per share ("Series C Preferred Stock"), which are non-voting, except as required by law. The Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are collectively referred to as the "Company Shares."


      The amendment of the Certificate of Designation of the Series B Preferred Stock to modify the conversion rights having been approved by the holders of a majority of the Company Shares, no other stockholder consents were solicited.

Cost of Consents and Distribution of Information Statements

      The cost of obtaining written consents and the distribution of Information Statements will be borne by the Company. The Company will distribute the Information Statements to Shareholders of record, brokers and nominees.

                                  AMENDMENT OF
                           CERTIFICATE OF DESIGNATION

General Description

      The Board of Directors and the holders of a majority of the outstanding Company Shares acting by written consent have approved a proposal to amend the Certificate of Designation of the Series B Preferred Stock to change the conversion rights. The Certificate of Amendment of Certificate of Designation (the "Amendment") is included as Appendix A to this Information Statement. The Amendment will become effective upon filing with the Secretary of State of Nevada, which will occur on or about September 26, 2004.

Change in the Conversion Rights of Series B Preferred Stock

      The following describes the current provisions of the Certificate of Designation with respect to conversion, as well as the changes to the conversion rights that will be effectuated by the Amendment.

            Current Conversion Rights. The conversion rights for Series B Preferred Stock are set forth in Article II, Section 4 of the Certificate of Designation. Holders of Series B Preferred Stock are entitled to convert into shares of Common Stock commencing the date that is two years after the date they acquired the shares of Series B Preferred Stock. Generally, the conversion rate is one share of Common Stock for each share of Series B Preferred Stock. However, on the date immediately preceding any conversion, if the closing bid price for a share of Common Stock is less than the purchase price per share paid by the holder for the Series B Preferred Stock, then the Series B Preferred Stock will be converted into a number of shares equal to the purchase price paid for the shares to be converted divided by the closing bid price per share of Common Stock. The Company may, at any time, require the holders of Series B Preferred Stock to convert by calling the shares of Series B Preferred Stock for redemption. Unless called for redemption by the Company, holders of Series B Preferred Stock do not have the right to convert into Common Stock prior to the date that is two years after they acquired the Series B Preferred Stock.

            Revisions to Conversion Rights. The Amendment modifies Article II,
Section 4.01 of the Certificate of Designation by inserting the following language at the end thereof:

            "The Board of Directors of the Corporation may offer to all, but not less than all, holders of Series B Convertible Preferred Stock the right to convert prior to twenty-four (24) months from the date of issuance on such terms and conditions as the Board of Directors may determine are reasonable; provided, however, such conversion terms shall not increase the number of shares of Common Stock issuable upon conversion pursuant to the Conversion Rate established in
Section 4.03."

This additional language will permit the Board of Directors to offer all holders of Series B Preferred Stock (and not to any holder selectively) the right to convert into shares of Common Stock prior to the end of the two year holding period. This right to convert may be on terms that the Board of Directors deems to be reasonable, but the Board may not increase the number of shares that the holders of Series B Preferred Stock would receive upon conversion. The Board of Directors could decrease the number of shares of Common Stock to be received upon conversion. All such early conversion rights would, however, be voluntary on the part of the holders of Series B Preferred Stock. The Amendment would not entitle the Company to force conversion, except as currently permitted in the case of redemption of the Series B Preferred Stock.

            No other modification, supplements or deletions to the Certificate of Designation will be made by the Amendment.

Reasons for the Change in Conversion Rights

            The Company recently received a proposal from an investment company located in London, England (the "Investment Company"). The Investment Company proposed to purchase shares of Company Common Stock in exchange for Ordinary Shares of the Investment Company. The Investment Company has applied for listing on the London Stock Exchange as an investment trust. In the exchange, the Company would receive unrestricted shares of the Investment Company which it could sell over the London Stock Exchange assuming a liquid trading market develops for the Ordinary Shares. The Company believes that such an exchange will be beneficial to the Company and its shareholders by improving the Company's assets on the balance sheet, provide access to capital as the Company can sell the Ordinary Shares and increase public awareness of the

Company. However, the Investment Company would agree to purchase not more than 10% of the outstanding shares of Company Common Stock in order to avoid being deemed to be an "affiliate" under the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Act of 1933. The Company desired to maximize the number of shares of Common Stock that it may issue in the exchange and, therefore, desired to offer to holders of Series B Preferred Stock the right to convert prior to the end of the two year restricted period in the Certificate of Designation. The Amendment is necessary to permit the Company to offer such earlier conversion.

      Upon filing of the Amendment, the Board of Director will offer to each holder of Series B Preferred Stock the right to convert into Common Stock for a specified period of time, expected to be not more than 60 days. The conversion rate will be one share of Common Stock for each shares of Series B Preferred Stock. Such conversion rate does not result in the holders of Series B Preferred Stock receiving more shares of Common Stock than they would otherwise receive without the Amendment. Any holder of Series B Preferred Stock that desires to convert will be required to complete and sign a form of Notice of Election to Convert, execute a stock power with respect to the Series B Preferred Stock and return both to the Company prior to the expiration date of the offer. The officers and directors of the Company hold a majority of the shares of Series B Preferred Stock, and have generally indicated their intention of converting in this proposed offer.

      Additionally, the conversion rate for the Series B Preferred Stock has several negative effects upon the Company. If the price of the Common Stock is less than the purchase price of the Series B Preferred Stock, holders of Series B Preferred Stock may receive more than one share of Common Stock upon conversion. If the price per share of Common Stock decreases substantially, the Company would be forced to issue a very large number of shares of Common Stock upon conversion. Such possibility is currently disclosed in the Company's financial statements and discourages potential investors. The shareholders of the Company would also experience substantial dilution in such an instance. Therefore, it is in the best interests of other shareholders to eliminate the possibility of such substantial dilution.

Effects of the Changes to the Conversion Rights

      Effects Upon the Holders of Series B Preferred Stock. The holders of Series B Preferred Stock may have the right to convert prior to the end of the current 24-month prohibition on conversion. Such right is elective by the holder and not mandatory. If holders of Series B Preferred Stock elect not to convert, they retain the same conversion rights as currently set forth in the Certificate of Designation. Because any early conversion rights offered by the Board of Directors are optional, such offers do not prejudice or materially impair the rights of the Series B Preferred Stock in any way.

      Early conversion offers several advantages to the holders of Series B Preferred Stock. The Series B Preferred Stock is not listed or traded on any exchange or over-the-counter market. The Company's shares of Common Stock are listed on the Over-The-Counter Bulletin Board. By converting into Common Stock, holders of Series B Preferred Stock who have held the shares for more than one year may sell the shares of Common Stock, subject to the volume limitations of Rule 144 promulgated under the Securities Act of 1933.

      Additionally, the Series B Preferred Stock is non-voting, and may not vote on any matter except as require by law. By converting into Common Stock, the holders of Series B Preferred Stock have the opportunity to vote on all matters submitted to shareholders. Officers and directors of the Company continue to own a majority of the outstanding shares of Common Stock, and therefore, have the ability to determine the policies and practices of the Company.

      Early conversion does have several disadvantages to holders of Series B Preferred Stock. Upon conversion, such holders lose all the rights, privileges and preferences afforded the Series B Preferred Stock, including liquidation rights. However, holders of Series B Preferred Stock will renounce such rights upon conversion, whether prior to or after the end of the 24-month prohibition on conversion.

      Effects Upon Other Shareholders of the Company. The right to convert prior to the expiration of the 24-month prohibition on conversion has several advantages to existing shareholders of the Company. Because such early conversion may not be at a conversion rate greater than that offered by the Certificate of Designation, the conversion could reduce the potential dilution that shareholders will experience upon conversion. For example, the early conversion offer that will be proposed by the Board of Directors immediately after the filing of the Amendment will be at a conversion rate of one-to-one. This is the maximum conversion rate permitted by the Certificate of Designation and therefore eliminates any greater dilution with respect to all shares converted in such offer.

      Additionally, the liquidation preference payable to holders of Series B Preferred Stock would be reduced for each share converted, potentially resulting in greater distribution to the holders of Common Stock upon any liquidation.

      The disadvantage to holders of Common Stock is that, upon conversion, there will be a greater number of shares of voting Common Stock outstanding which will reduce the voting percentage held by all existing holders of Common Stock.

Accounting Changes

      Upon any conversion from Series B Preferred Stock to Common Stock, the balance sheet of the Company will be correspondingly changed.

Tax Consequences to Holders of Series B Preferred Stock

      There will be no material adverse tax consequences to the holders of Series B preferred Stock or to the Company as a result of the changes in conversion rights or as a result of early conversion.

Interests of Officers and Directors

      Officers and directors of the Company own a majority of the outstanding shares of Series B Preferred Stock and have generally indicated their intention of converting at the earliest possible date. Such conversion may (depending upon the number of other holders of Series B Preferred Stock also electing to convert) have the effect of increasing the voting power held by officers and directors. Officer and directors would, as a result of the Amendment, receive any other advantage not offered to all holders of Series B Preferred Stock generally.

Effective Date

      The effective date of the Amendment will be the date it is filed with the Nevada Secretary of State. Such filing will occur on or about the date that is 20 days after the Information Statement is first sent to all shareholders of the Company. The Company anticipates mailing to shareholders on September 6, 2004.

-----------------------------------------------------------
                    By Order of the Board of Directors

                                   Appendix A

             Certificate of Amendment of Certificate of Designation



             CERTIFICATE OF AMENDMENT TO CERTIFICATE OF DESIGNATION
                         FOR NEVADA PROFIT CORPORATIONS
         (PURSUANT TO NRS 78.1955 - AFTER ISSUANCE OF CLASS OR SERIES)

1.    Name of corporation: SECURED DIVERSIFIED INVESTMENT, LTD.

2.    Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended: SERIES B CONVERTIBLE PREFERRED STOCK

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

ARTICLE II, SECTION 4.01 OF THE CERTIFICATE OF DESIGNATION IS HEREBY AMENDED TO INSERT AT THE END THEREOF THE FOLLOWING:

"THE BOARD OF DIRECTORS OF THE CORPORATION MAY OFFER TO ALL, BUT NOT LESS THAN ALL, HOLDERS OF SERIES B CONVERTIBLE PREFERRED STOCK THE RIGHT TO CONVERT PRIOR TO TWENTY-FOUR (24) MONTHS FROM THE DATE OF ISSUANCE ON SUCH TERMS AND CONDITIONS AS THE BOARD OF DIRECTORS MAY DETERMINE ARE REASONABLE; PROVIDED, HOWEVER, SUCH CONVERSION TERMS SHALL NOT INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION PURSUANT TO THE CONVERSION RATE ESTABLISHED IN
SECTION 4.03."


5.    Officer Signature:
                        ------------------------------------------

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